Exhibit 4.3

Execution version

PROMISSORY NOTE

October 11, 2024

FOR VALUE RECEIVED, NEONC TECHNOLOGIES HOLDINGS, INC., a Delaware corporations with a business address at Two Dole Drive, Westlake Village, CA 91362 (the “Borrower”), does hereby unconditionally agree and promise to pay to the order of HCWG LLC, a Delaware limited liability company, and/or its successors and assigns (the “Lender”), at 6363 Lunita Road, Malibu, CA 90265, or such other place as the Lender may from time to time designate, the principal sum of Ten Million Dollars ($10,000,000), or such lesser amount as may be advanced and outstanding under the Line of Credit (the “Principal Indebtedness”), together with interest on the outstanding Principal Indebtedness evidenced by this Note at the Interest Rate (defined below).

Unless otherwise expressly defined in this Note, all capitalized terms used herein shall have the same meaning as assigned to them in the Line of Credit Agreement, of even date herewith, between the Borrower and the Lender (the “Line of Credit Agreement”).

(a) Principal Indebtedness. The entire Principal Indebtedness advanced under the Line of Credit shall be due and payable on the earlier to occur of (a) the election of the Lender pursuant to Section 6.2 of the Line of Credit Agreement upon the occurrence and during the continuance of an Event of Default, or (b) the Maturity Date (as the same may be extended as set forth below).

(b) Extension of Maturity Date. At any time prior to the Maturity Date, upon the mutual written agreement of the Lender and Borrower, the Maturity Date may be extended for up to an additional three (3) year period, in which case “Maturity Date” shall mean such later date as is agreed upon by the parties.

(c) Interest. Interest shall be payable on the outstanding Principal Indebtedness at the rate of ten percent (10%) per annum (the “Interest Rate”), payable monthly in arrears (i) on the first business day of each month in each year and (ii) on the Maturity Date. In the event of any extension of the Maturity Date in accordance with Section 2.5 of the Line of Credit Agreement, the Interest Rate shall be automatically amended to be the rate of fourteen percent (14%) per annum.

(d) All payments shall be applied first to interest and then to principal. Borrower may prepay, in whole or in part, the Principal Indebtedness and all Interest accrued at any time prior to the Maturity Date, without the prior written consent of Lender and without payment of any premium or penalty.

(e) The Borrower may prepay any amounts contemplated under this Note in full or in part prior to the Maturity Date as provided in the Line of Credit Agreement.

(f) This Note is intended to be governed by the laws of Delaware.

(g) It is agreed that time is of the essence in the performance of this Note. Upon the occurrence and during the continuation of a default under this Note that is not cured within the applicable cure period, if any, set forth in the Line of Credit Agreement, the Lender shall have the right and option to declare, without notice, all the remaining indebtedness of unpaid principal and interest evidenced by this Note immediately due and payable pursuant to Section 6.3 of the Line of Credit Agreement.

(h) Upon the occurrence of an Event of Default, Borrower agrees to promptly pay all of Lender’s costs and expenses incurred in attempting or effecting collection hereunder or the enforcement of this Note, including, without limitation, all attorneys’ fees and related charges, as and when incurred by Lender, whether or not any action, suit or proceeding is instituted for collection or for the enforcement of this Note; and all such costs and expenses of collection and enforcement shall be added to the principal amount outstanding of this Note.

(i) The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

(j) All agreements between the Lender and the Borrower are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.

(k) Borrower acknowledges that Lender’s willingness to make the loan represented by this Note is based on the facts represented to Lender by Borrower as set forth in the Line of Credit Agreement.

LENDER AND BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST LENDER OR BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. BORROWER ACKNOWLEDGES THAT THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

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IN WITNESS WHEREOF, this Note has been executed by Borrower as of the day and year first set forth above.

NEONC TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Dr. Thomas Chen
Dr. Thomas Chen
Chief Executive Officer

By:	/s/ Amir Heshmatpour
Amir F. Heshmatpour
Executive Chairman

Signature page to Promissory Note

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